Exhibit 15.2
21 June 2011
The Board of Directors
GigaMedia Limited
8 Cross Street
#11-00
Singapore 049910
Dear Sirs
MONSOON ONLINE PTE. LTD. (“THE COMPANY”) — INCLUSION OF THE COMPANY’S FINANCIAL STATEMENTS WITHIN FORM 20-F OF GIGAMEDIA LIMITED (“GIGAMEDIA”) FOR THE YEAR ENDED 31 DECEMBER 2010
We consent to the incorporation our audit report dated 21 June 2011, on the financial statements of Monsoon Online Pte Ltd which appears in the annual report of GigaMedia Limited on Form 20-F for the year ended 31 December 2010.
Yours faithfully

/s/ Goh Sia
Partner
For and on behalf of
Crowe Horwath First Trust LLP
Crowe Horwath First Trust LLP (UEN: T08LL1312H) is an accounting limited liability partnership registered in Singapore under the Limited Liability Partnership Act (Chapter 163A).